Exhibit 99.1

2320 NW 66TH COURT GAINESVILLE, FL 32653 352-377-1140 FAX 352-378-2617

News Release

FOR IMMEDIATE RELEASE

Exactech Q3 Revenue Up 15% to $19.5 Million. Net Income $1.7 Million or $.14 EPS

Gainesville, FL, October 27, 2004 — Exactech, Inc. (Nasdaq: EXAC) announced today that revenue for the third quarter of 2004 increased 15% to $19.5 million, from $17.0 million in the third quarter of 2003. Net income for the quarter increased 9% to $1.7 million, or $.14 per diluted share, compared to $1.5 million, or $.13 per diluted share, in the third quarter of 2003.

For the nine months ended September 30, 2004, revenue increased 15% to $60.9 million from $52.8 million in the first nine months of 2003. Net income for the first nine months of 2004 was up 15% to $5.4 million, or $.47 per diluted share, compared to $4.7 million, or $.41 per diluted share, in the first nine months of 2003.

Exactech Chairman and CEO Bill Petty, M.D., said, “Sales of knee implants, led by our Optetrak® product line, rose 17% in the third quarter of 2004 to $11.1 million from $9.4 million in the third quarter of 2003. For the first nine months, revenue from knee implant sales was up 19% to $36.3 million. Hip product sales in the third quarter of 2004 were up slightly to $3.8 million compared with $3.7 million in the third quarter of 2003. For the first nine months, revenue from hip sales improved 4% to $11.7 million. Revenue from tissue services rose slightly to $2.6 million in the quarter. Year to date, tissue service revenue was up 11% to $7.9 million.”

Petty said, “U.S. sales grew 9% to $16.1 million from $14.8 million in the third quarter in 2003, while international sales were up 48% to $3.3 million during the quarter from $2.3 million in the third quarter of 2003. For the quarter, international sales represented 17% of total sales compared with 13% in the third quarter of 2003.”

Chief Financial Officer Jody Phillips said, “Total operating expenses in the quarter increased 11% to $10.3 million. For the first nine months operating expenses were also up 11%. During the quarter, G&A expenses increased 16%, sales and marketing expenses increased 5% to $5.5 million, and R&D expenses grew 33% to $1.1 million. The accelerated growth in R&D expenses was a result of increased product development projects in all of our product lines. For the quarter, gross margin remained constant at 68% compared to the prior quarter. Operating income for the quarter increased 27% to $2.9 million. The net income increase of 9% for the third quarter of 2004 was lower than the operating income increase of 27% due to the absence of litigation settlement receipts and losses on equity investments.

As we expected, inventory turns in the third quarter of 2004 decreased to .90 compared with .98 in the third quarter of 2003. Accounts receivable day sales outstanding on an average annualized basis decreased from 76 days in the third quarter of 2003 to 74 days in the third quarter of 2004.”

-more-

Exactech, Inc.

Looking forward, the company said its target for diluted earnings per share in the fourth quarter ending December 31, 2004 is in the range of $.16 to $.18 based on anticipated revenues of $20.0 million to $22.0 million. The company provided initial guidance for 2005 revenue of $91 million to $100 million, resulting in diluted EPS of $.66 to $.72. The company said these targets take into account plans for further acceleration of R&D spending to 7% of sales during 2005. This increase in R&D spending underscores the company’s commitment to bring to market innovative biologic and mechanical products. The foregoing statements regarding targets for the quarter and full year are forward-looking and actual results may differ materially. These are the company’s targets, not predictions of actual performance.

The financial statements follow.

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and in more than 25 countries in Europe, Asia, Australia and Latin America.

The company has scheduled a conference call on Thursday, October 28, 2004 at 10:00 a.m. Eastern. To participate in this call, please telephone (800) 340-5256 any time after 9:55 a.m. on October 28, 2004. International callers should dial (706) 634-1142.

A live and archived webcast will be available on the Internet for 90 days at http://phx.corporate-ir.net/playerlink.zhtml?c=75925&s=wm&e=956666

You will need Windows Media Player or Real Player to listen to the broadcast.

An investment profile on Exactech may be found on the website http://www.hawkassociates.com/exactech/profile.htm.

Additional information about Exactech, Inc. can be found on the website http://www.exac.com. An online virtual investor kit containing Exactech press releases, SEC filings, current price quotes, stock charts and other useful information for investors can be found on the Hawk Associates website http://www.hawkassociates.com. Investors may contact Chief Financial Officer Jody Phillips at (352) 377-1140, or Frank Hawkins or Julie Marshall, Hawk Associates, Inc., at (305) 852-2383, email: info@hawkassociates.com.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third-party manufacturers to produce components on a basis that is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.

EXACTECH, INC.

CONDENSED STATEMENTS OF INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Month Periods Ended September 30,		Nine Month Periods Ended September 30,
	2004	2003	2004	2003
NET SALES	$19,480	$17,017	$60,855	$52,785

COST OF GOODS SOLD	6,262	5,450	20,085	17,295

Gross profit	13,218	11,567	40,770	35,490

OPERATING EXPENSES:
Sales and marketing	5,532	5,245	17,227	15,905
General and administrative	2,019	1,739	6,234	5,593
Research and development	1,145	864	3,463	2,776
Depreciation and amortization	976	931	2,921	2,565
Royalties	646	505	1,869	1,769

Total operating expenses	10,318	9,284	31,714	28,608

INCOME FROM OPERATIONS	2,900	2,283	9,056	6,882

OTHER INCOME (EXPENSE):
Interest income	15	5	25	25
Litigation settlement, net of costs	—	250	—	750
Interest expense	(79)	(50)	(205)	(130)
Foreign currency exchange (loss) gain	(14)	(21)	52	(45)
Equity in net (loss) income of other investments	(134)	13	(326)	(3)

INCOME BEFORE INCOME TAXES	2,688	2,480	8,602	7,479

PROVISION FOR INCOME TAXES	1,012	944	3,155	2,732

NET INCOME	$1,676	$1,536	$5,447	$4,747

BASIC EARNINGS PER SHARE	$0.15	$0.14	$0.49	$0.43

DILUTED EARNINGS PER SHARE	$0.14	$0.13	$0.47	$0.41

SHARES - BASIC	11,122	10,993	11,081	10,964

SHARES - DILUTED	11,716	11,541	11,634	11,451

EXACTECH, INC.

CONDENSED BALANCE SHEETS

(in thousands)

(Unaudited)

	September 30, 2004	December 31, 2003
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,559	$3,506
Trade receivables, net of allowance of $208 and $782	15,540	13,577
Income taxes receivable	18	40
Prepaid expenses and other assets, net	1,078	938
Inventories	28,926	24,824
Deferred tax assets	348	479

Total current assets	49,469	43,364

PROPERTY AND EQUIPMENT:
Land	865	865
Machinery and equipment	10,684	8,720
Surgical instruments	15,287	14,330
Furniture and fixtures	1,706	1,635
Facilities	8,008	7,968

Total property and equipment	36,550	33,518
Accumulated depreciation	(13,624)	(11,117)

Net property and equipment	22,926	22,401

OTHER ASSETS:
Product licenses and designs, net	621	309
Deferred financing costs, net	159	138
Notes receivable	503	—
Other investments	935	1,062
Advances and deposits	199	428
Patents and trademarks, net	4,609	2,636

Total other assets	7,026	4,573

TOTAL ASSETS	$79,421	$70,338

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$5,846	$5,272
Current portion of long-term debt	815	590
Commissions payable	1,520	1,540
Royalties payable	659	526
Other liabilities	2,359	1,814

Total current liabilities	11,199	9,742

LONG-TERM LIABILITIES:
Deferred tax liabilities	3,306	2,790
Long-term debt, net of current portion	7,060	6,499

Total long-term liabilities	10,366	9,289

Total liabilities	21,565	19,031

SHAREHOLDERS’ EQUITY:
Common stock	111	110
Additional paid-in capital	22,250	21,149
Retained earnings	35,495	30,048

Total shareholders’ equity	57,856	51,307

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$79,421	$70,338